Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
SUN BIOPHARMA, INC.

Sun BioPharma, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the corporation is Sun BioPharma, Inc. (the “Company”). The Company’s original Certificate of Incorporation was filed with the Delaware Secretary of State on September 21, 2011, which was subsequently amended and restated on each of September 3, 2015 and May 25, 2016, and subsequently amended effective as of November 7, 2017 (the “Certificate of Incorporation”).

2. This Restated Certificate of Incorporation restates in its entirety the Certificate of Incorporation.

3. This Restated Certificate of Incorporation was duly adopted by the directors in accordance with Section 245 of the DGCL and only restates and integrates and does not further amend the Company’s Certificate of Incorporation.

4. The text of the Certificate of Incorporation of the Company is hereby restated in its entirety to read as follows:

ARTICLE 1
Name

The name of the Corporation is Sun BioPharma, Inc.

ARTICLE 2
Registered Office

The address of the Corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901, located in Kent County. The name of the Corporation’s registered agent for service of process at such address is Capitol Services, Inc.

ARTICLE 3
Purpose

3.1	Purposes. The Corporation will have general business purposes in accordance with the laws of the State of Delaware.

3.2

Powers. The Corporation will have and may exercise all the powers granted or available under the laws of the State of Delaware and laws amendatory thereof and supplementary thereto, including all powers necessary or convenient to effect any or all of the business purposes for which the Corporation is incorporated.

ARTICLE 4
Stock

4.1.

Authorized Capital Stock. The Corporation is authorized to issue one hundred and ten million (110,000,000) shares of capital stock, of which one hundred million (100,000,000) shares will be shares of common stock, par value $0.001 per share (the “Common Stock”), and ten million (10,000,000) shares will be shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Effective as of 5:30 p.m., Eastern Standard Time on November 7, 2017 (the “Effective Time”), each ten (10) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock will be entitled to receive cash (without interest or deduction) from the Corporation's transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the most recent sale price per share of the Common Stock as reported by OTC Markets Group, Inc. as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), will thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate will have been combined, subject to the elimination of fractional share interests as described above.

4.2

Common Stock. Except as otherwise provided by law or by the resolution or resolutions adopted by the board of directors of the Corporation designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. All shares of Common Stock will be voting shares and will be entitled to one vote per share. There shall be no cumulative voting.

4.3

Preferred Stock Rights. Shares of Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation is hereby authorized by resolution or resolutions to fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

ARTICLE 5
Board Of Directors

5.1	Number and Classification of Directors; Vacancies and Removal.

(a)

Number. Except as otherwise provided by the resolution or resolutions adopted by the board of directors of the Corporation designating the rights, powers and preferences of any series of Preferred Stock, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by the board of directors.

(b)

Removal. Subject to the rights, if any, of any series of Preferred Stock to elect directors and to remove any director whom the holders of any such series have the right to elect, any director (including persons elected by directors to fill vacancies in the board of directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of directors. At least 45 days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.

(c)

Classes. The Board shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Article 5.1(c); Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Article 5.1(c); and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Article 5.1(c). Commencing with the first annual meeting of stockholders following the effectiveness of this Article 5.1(c), directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III.

5.2	No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE 6
Bylaws

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation, subject to the power of the holders of capital stock of the Corporation to adopt, amend or repeal the bylaws; provided, however, that, with respect to the power of holders of the capital stock to adopt, amend and repeal bylaws of the Corporation, notwithstanding any other provision of the bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the bylaws or any Preferred Stock, the affirmative vote of the holders of at least 66.67% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.

ARTICLE 7
Amending The Certificate Of Incorporation

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE 8
Director Liability; Indemnification And Insurance

8.1

Elimination of Certain Liability of Directors. The personal liability of the directors of the Corporation shall be eliminated to the fullest extent permitted by law. If the General Corporation Law of the State of Delaware (“DGCL”) is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

8.2	Indemnification.

(a)

Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) below, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of the board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)

Right of Claimant to Bring Suit. If a claim under paragraph (a) above is not paid in full by the Corporation within 30 days after eligibility for a claim has been received/determined by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)

Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation (as it may be amended from time to time), bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

8.3

Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

8.4

Amendment or Repeal. No amendment, modification or repeal of this Article, adoption of any provision in this Certificate of Incorporation, or change in the law or interpretation of the law shall adversely affect any right or protection of any person under this Article with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal, adoption or change.

ARTICLE 9
Stockholder Action

Except as otherwise required by law, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Corporation. Special meetings of the stockholders may not be called by any other person or persons.

ARTICLE 10
Dispute Resolution

10.1

Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any or all intracorporate claims, which shall include claims, including claims in the right of the Corporation, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity, or (ii) as to which Title 8 of the DGCL confers jurisdiction upon the Delaware Court of Chancery, shall be a state court located within the State of Delaware (or, if no state court located in the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of November, 2017.

SUN BIOPHARMA, INC.

/s/ Scott Kellen
Name: Scott Kellen
Its: Chief Financial Officer